Exhibit 99.1
Roblox to Present Live Webcast of RDC keynotes on Friday, Sept. 6

San Mateo, Calif. – Aug. 26, 2024 – Roblox Corporation (NYSE: RBLX) today announced that it will live broadcast the keynote addresses from its annual Roblox Developers Conference (“RDC”). RDC brings together Roblox’s global community of creators, developers, influencers and brand partners to connect, collaborate and learn more about Roblox’s latest innovations and product announcements to empower its vibrant community.

The conference will begin on Friday, Sept. 6, at 10 am PT with opening remarks from Roblox founder and CEO David Baszucki, who will be joined onstage by various Roblox leaders discussing key new product initiatives and strategies. This will be followed by the Creator Keynote.

The schedule is as follows:
●10:00 am - 12:00 noon PT: David Baszucki, founder and CEO, opening remarks and onstage with leaders across the company and creator community
●1:00 pm - 2:00 pm PT: Creator Keynote featuring Nick Tornow, VP of Creator and Engine Engineering and Tian Lim, VP of Creator and Engine Product
●*There will be a break between 12 noon and 1 pm PT

Live Broadcast

Roblox will be live broadcasting from its YouTube channel and also available on its investor relations website at ir.roblox.com. An online replay will be available on the investor relations website shortly following the live broadcast and will remain available for at least 12 months.

About Roblox
Roblox is an immersive platform for connection and communication. Every day, millions of people come to Roblox to create, play, work, learn, and connect with each other in experiences built by our global community of creators. Our vision is to reimagine the way people come together– in a world that's safe, civil, and optimistic. To achieve this vision, we are building an innovative company that, together with the Roblox community, has the ability to strengthen our social fabric and support economic growth for people around the world. For more about Roblox, please visit corp.roblox.com.

CONTACTS

Stefanie Notaney
Senior Director, Financial and Corporate Communications
Investors: ir@roblox.com
Press: press@roblox.com

ROBLOX and the Roblox logo are among the registered and unregistered trademarks of Roblox Corporation in the United States and other countries. © 2024 Roblox Corporation. All rights reserved.

Source: Roblox Corporation